U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  FORM 12B-25

                          NOTIFICATION OF LATE FILING

                        COMMISSION FILE NUMBER 000-51008
                                               ---------

(CHECK  ONE):
[X]  FORM  10-K  AND  FORM  10-KSB    [ ]  FORM  11-K
[ ]  FORM  20-F   [ ]  FORM  10-Q  AND  FORM  10-QSB   [ ]  FORM  N-SAR

     FOR  PERIOD  ENDED:      DECEMBER  31,  2005
                              -------------------

[ ]  TRANSITION  REPORT  ON  FORM  10-K  AND  FORM  10-KSB
[ ]  TRANSITION  REPORT  ON  FORM  20-F
[ ]  TRANSITION  REPORT  ON  FORM  11-K
[ ]  TRANSITION  REPORT  ON  FORM  10-Q  AND  FORM  10-QSB
[ ]  TRANSITION  REPORT  ON  FORM  N-SAR

     FOR  THE  TRANSITION  PERIOD  ENDED:

     READ  ATTACHED  INSTRUCTION  SHEET  BEFORE PREPARING FORM.  PLEASE PRINT OR
TYPE.

     NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

     IF THE NOTIFICATION RELATES TO A PORTION OF THE FILING CHECKED ABOVE, IDENTIFY THE ITEM(S) TO WHICH THE NOTIFICATION RELATES:

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                                     PART I
                             REGISTRANT INFORMATION
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FULL  NAME  OF  REGISTRANT          TELESIS  TECHNOLOGY  CORPORATION
                                    --------------------------------

FORMER  NAME  IF  APPLICABLE

ADDRESS  OF  PRINCIPAL  EXECUTIVE
 OFFICES (STREET AND NUMBER)        1611 12TH STREET EAST, UNIT B
                                    -----------------------------

CITY,  STATE  AND  ZIP  CODE        PALMETTO,  FLORIDA  34221
                                    -------------------------

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                                     PART II
                             RULE 12B-25(B) AND (C)
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     IF  THE  SUBJECT  REPORT  COULD NOT BE FILED WITHOUT UNREASONABLE EFFORT OR
EXPENSE  AND  THE  REGISTRANT  SEEKS  RELIEF  PURSUANT  TO  RULE 12B-25 (B), THE
FOLLOWING  SHOULD  BE  COMPLETED.  (CHECK  APPROPRIATE  BOX)

/X/       (A)  THE REASONS  DESCRIBED  IN  REASONABLE  DETAIL  IN  PART III
               OF  THIS  FORM  COULD NOT BE ELIMINATED WITHOUT UNREASONABLE
               EFFORT  OR  EXPENSE;

/X/       (B)  THE SUBJECT  ANNUAL  REPORT,  SEMI-ANNUAL  REPORT,  TRANSITION
               REPORT ON FORM 10-K, 10-KSB, 20-F, 11-K OR FORM N-SAR, OR PORTION
               THEREOF  WILL  BE  FILED  ON  OR  BEFORE  THE  15TH  CALENDAR DAY
               FOLLOWING  THE  PRESCRIBED  DUE  DATE;  OR  THE SUBJECT QUARTERLY
               REPORT  OR  TRANSITION  REPORT  ON  FORM 10-Q, 10-QSB, OR PORTION
               THEREOF  WILL  BE  FILED  ON  OR  BEFORE  THE  FIFTH CALENDAR DAY
               FOLLOWING  THE  PRESCRIBED  DUE  DATE;  AND

/ /       (C)  THE ACCOUNTANT'S  STATEMENT  OR  OTHER  EXHIBIT  REQUIRED BY RULE
               12B-25(C)  HAS  BEEN  ATTACHED  IF  APPLICABLE.

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                                    PART III
                                   NARRATIVE
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     STATE BELOW IN REASONABLE DETAIL THE REASONS WHY FORMS 10-K, 10-KSB, 11-K. 20-F, 10-Q, 10-QSB, N-SAR, OR THE TRANSITION REPORT OR PORTION THEREOF COULD NOT BE FILED WITHIN THE PRESCRIBED TIME PERIOD. (ATTACH EXTRA SHEETS IF NEEDED.)

     The registrant has experienced delays in completing its financial statements for the fiscal year ended December 31, 2005, as the Company's auditor has not had sufficient time to conduct such audit. As a result, the registrant is delayed in filing its Form 10-KSB for the fiscal year ended December 31, 2005.

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                                    PART IV
                               OTHER INFORMATION
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(1)  NAME  AND  TELEPHONE  NUMBER  OF  PERSON  TO  CONTACT  IN  REGARD  TO  THIS
     NOTIFICATION

            HASIT  VIBHAKAR          (941)                 795-7441
            ---------------       -----------         ------------------
               (NAME)             (AREA  CODE)       (TELEPHONE  NUMBER)

(2) HAVE ALL OTHER PERIODIC REPORTS REQUIRED UNDER SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SECTION 30 OF THE INVESTMENT COMPANY ACT OF 1940 DURING THE PRECEDING 12 MONTHS OR FOR SUCH SHORTER PERIOD THAT THE REGISTRANT WAS REQUIRED TO FILE SUCH REPORT(S) BEEN FILED? IF THE ANSWER IS NO, IDENTIFY REPORT(S).
                                                               [X]  YES  [ ]  NO


(3) IS IT ANTICIPATED THAT ANY SIGNIFICANT CHANGE IN RESULTS OF OPERATIONS FROM THE CORRESPONDING PERIOD FOR THE LAST FISCAL YEAR WILL BE REFLECTED BY THE EARNINGS STATEMENTS TO BE INCLUDED IN THE SUBJECT REPORT OR PORTION THEREOF?
                                                               [ ]  YES  [X]  NO

     IF SO, ATTACH AN EXPLANATION OF THE ANTICIPATED CHANGE, BOTH NARRATIVELY AND QUANTITATIVELY, AND, IF APPROPRIATE, STATE THE REASONS WHY A REASONABLE ESTIMATE OF THE RESULTS CANNOT BE MADE.

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                            TELESIS TECHNOLOGY CORPORATION
                            ------------------------
                   (NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

     HAS CAUSED THIS NOTIFICATION TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED HEREUNTO DULY AUTHORIZED.

DATE  MARCH  31,  2006           BY  /S/  HASIT  VIBHAKAR
      -----------------             -------------------------
                                    HASIT  VIBHAKAR,  CHIEF  EXECUTIVE  OFFICER

INSTRUCTION: THE FORM MAY BE SIGNED BY AN EXECUTIVE OFFICER OF THE REGISTRANT OR BY ANY OTHER DULY AUTHORIZED REPRESENTATIVE. THE NAME AND TITLE OF THE PERSON SIGNING THE FORM SHALL BE TYPED OR PRINTED BENEATH THE SIGNATURE. IF THE STATEMENT IS SIGNED ON BEHALF OF THE REGISTRANT BY AN AUTHORIZED REPRESENTATIVE (OTHER THAN AN EXECUTIVE OFFICER), EVIDENCE OF THE REPRESENTATIVE'S AUTHORITY TO SIGN ON BEHALF OF THE REGISTRANT SHALL BE FILED WITH THE FORM.

                                   ATTENTION

     INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).

                              GENERAL INSTRUCTIONS

1. THIS FORM IS REQUIRED BY RULE 12B-25 OF THE GENERAL RULES AND REGULATIONS UNDER THE SECURITIES EXCHANGE ACT OF 1934.
2. ONE SIGNED ORIGINAL AND FOUR CONFORMED COPIES OF THIS FORM AND AMENDMENTS THERETO MUST BE COMPLETED AND FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WASHINGTON, D.C. 20549, IN ACCORDANCE WITH RULE 0-3 OF THE GENERAL RULES AND REGULATIONS UNDER THE ACT. THE INFORMATION CONTAINED IN OR FILED WITH THE FORM WILL BE MADE A MATTER OF THE PUBLIC RECORD IN THE COMMISSION FILES.
3. A MANUALLY SIGNED COPY OF THE FORM AND AMENDMENTS THERETO SHALL BE FILED WITH EACH NATIONAL SECURITIES EXCHANGE ON WHICH ANY CLASS OF SECURITIES OF THE REGISTRANT IS REGISTERED.
4. AMENDMENTS TO THE NOTIFICATION MUST ALSO BE FILED ON FORM 12B-25 BUT NEED NOT RESTATE INFORMATION THAT HAS BEEN CORRECTLY FURNISHED. THE FORM SHALL BE CLEARLY IDENTIFIED AS AN AMENDED NOTIFICATION.